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                                                                      Exhibit 21

                      LIST OF SUBSIDIARIES OF THE COMPANY

Medical Manager Southeast, Inc.
Medical Manager Northeast, Inc.
Medical Manager Midwest, Inc.
Medical Manager Northwest, Inc.
Medical Manager West, Inc.
Medical Manager Southwest, Inc.
Medical Manager Research & Development, Inc.
Medical Manager Sales & Marketing, Inc.